EXHIBIT 21.1
Subsidiaries of Priority Technology Holdings, Inc.

Priority Technology Holdings, Inc.
Priority Holdings, LLC
Priority Payment Systems, LLC
Priority Hospitality Technology, LLC
Priority Ovvi, LLC
Priority Payright Health Solutions, LLC
Priority Commerce Canada, Inc. (Canada)
Priority Real Estate Technology, LLC
Priority Finance, LLC
Priority Commercial Payments, LLC
Plastiq, Powered by Priority LLC
Plastiq Canada, Inc. (Canada)
Finxera Holdings, Inc.
Finxera Intermediate, LLC
Finxera, Inc.
Priority IDC Private Limited (India)
Enhanced Capital RETC Fund XII, LLC
Priority Account Administration Services, Inc.
Priority Tech Ventures, LLC
Priority Ambient TPA Solutions, LLC
Priority Property Rev, LLC
Priority Wave, LLC
Priority Build, LLC